UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 15, 2025

Repare Therapeutics Inc.

(Exact Name of Registrant as Specified in Its Charter)

Québec	001-39335	Not applicable
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7171 Frederick-Banting, Building 2, Suite 270
St-Laurent, Québec, Canada	H4S 1Z9
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (857) 412-7018

Not Applicable

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common shares, no par value	RPTX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On July 15, 2025, Repare Therapeutics Inc. (the “Company”) entered into an exclusive worldwide license agreement (the “Agreement”) with Debiopharm International S.A. (“Debiopharm”), a privately-owned, Swiss-based biopharmaceutical company, regarding the development and commercialization of the Company’s product candidate lunresertib.

Under the Agreement, the Company has granted Debiopharm a worldwide, exclusive, sublicenseable license to develop, manufacture, and commercialize therapeutic products that contains lunresertib as the sole active pharmaceutical agreement (collectively, a “Repare Product”) or that combine lunresertib with Debio 0123, Debiopharm’s WEE1 inhibitor, and/or any other Wee1 inhibitor controlled by Debiopharm (a “Combination Product”). Under the terms of the Agreement, the Company will receive a $10 million upfront payment, and is eligible to receive up to $257 million in potential clinical, regulatory, commercial and sales milestone payments, including up to $5 million in potential near-term payments upon the potential achievement of a clinical milestone event, and single-digit royalties on global net sales of Repare Products and Combination Products sold by Debiopharm or its sublicensees. Subject to earlier expiration of the royalty term in specified cases of generic competition, royalties will be paid, on a country-by-country and Repare Product-by-Repare Product or Combination Product-by-Combination Product (as applicable) basis, until, at the earliest, the tenth anniversary of the first commercial sale of such Repare Product or Combination Product in such country.

Debiopharm is obligated to use reasonable commercial efforts to develop, seek regulatory approval for, and commercialize a Repare Product or Combination Product in at least one indication in the United States, Japan and in specified European countries.

Unless earlier terminated, the Agreement will expire on a country-by-country and Repare Product-by-Repare Product or Combination Product-by-Combination Product (as applicable) basis, upon the expiration of the last royalty term for the last Repare Product or Combination Product in any country worldwide. The Agreement may be terminated by Debiopharm, upon 90 days’ prior written notice at any time prior to the first marketing authorization of a Repare Product or Combination Product, or upon 180 days’ prior notice at any time after the first marketing authorization of a Repare Product or Combination Product if Debiopharm determines in its sole discretion that scientific, technical, regulatory or economic reasons provide grounds for Debiopharm to cease further pursuit of the purposes and objectives of the Agreement. Either party may, subject to specified cure periods, terminate the Agreement in the event of the other party’s uncured material breach. Either party may also terminate the Agreement under specified circumstances relating to the other party’s insolvency.

The Company and Debiopharm originally entered into a clinical study and collaboration agreement in January 2024 to explore the synergy between lunresertib and Debio 0123. Debiopharm will assume sponsorship, including sole responsibility for all costs and expenses, of the ongoing Phase 1 MYTHIC clinical trial evaluating lunresertib in combination with Debio 0123 and take over existing and future development activities related to lunresertib.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which, subject to any applicable confidential treatment, will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ending September 30, 2025.

Item 7.01	Regulation FD Disclosure.

On July 15, 2025, the Company issued a press release announcing its entry into the Agreement and an update on the Company’s continued prioritization of RP-3467 and RP-1664. A copy of the press release is furnished as Exhibit 99.1 to this Current Report and incorporated herein by reference.

The information in this Item 7.01, including Exhibit 99.1 attached hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section. The information contained herein and in the accompanying exhibit is not incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof, regardless of any general incorporation language in such filing, except as shall be expressly set forth by specific reference in such filing.

Cautionary Note Regarding Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, statements regarding the Agreement and the potential benefits to the Company from its entry into the Agreement; the Company’s potential to receive milestone payments and royalties under the Agreement; the development and potential commercialization of potential product candidates under the Agreement, including the development of any Repare Product or Combination Product; and the continued prioritization of the Company’s product candidates.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press release dated July 15, 2025.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REPARE THERAPEUTICS INC.

By:	/s/ Steve Forte
Steve Forte
President, Chief Executive Officer and Chief Financial Officer

Dated: July 16, 2025